UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 23, 2007

Date of Report (Date of earliest event reported)

  Pacific WebWorks, Inc.

(Exact name of small business issuer as specified in its charter)

Nevada (State of incorporation)	000-26731 (Commission File Number)	87-0627910 (I.R.S. Employer Identification No.)

180 South 300 West, Suite 400, Salt Lake City, Utah 84101

(Address of principal executive offices)

(801) 578-9020

(Registrant’s telephone number, including area code)

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

In this report references to “Pacific WebWorks,” “we,” “us,” and “our” refer to Pacific WebWorks, Inc. and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Securities and Exchange Commission (“SEC”) encourages companies to disclose forward-looking information so that investors can better understand future prospects and make informed investment decisions.  This report contains these types of statements.  Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “project,” or “continue” or comparable terminology used in connection with any discussion of future flings identify forward-looking statements.  You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this report.  All forward-looking statements reflect our present expectation of future events and are subject to whether our accountants and auditors are able, without unreasonable effort and expense, to prepare the restated financials within a thirty-day period.

SECTION 4 - MATTERS RELATED TO ACCOUNTANTS AND FINANCIAL STATEMENTS

Item 4.02  Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

In connection with a regulatory review by the Securities and Exchange Commission (“SEC”) of our Form 10-KSB for the year ended December 31, 2005, Pacific WebWorks, Inc.’s Chief Financial Officer has determined that previously issued financial statements should no longer be relied upon.  The financial statements for the fiscal years ended December 31, 2005 through December 31, 2006 and the interim periods for those years should no longer be relied upon.  The financial statements for the three and six month periods ended March 31, 2007 and June 30, 2007, will not require a restatement and can be relied upon.

Investors, potential investors and other readers of our SEC filings are cautioned not to rely on the financial statements that have not been restated for the years ended December 31, 2005 through December 31, 2006 and the interim periods for those years.

The facts underlying our Chief Financial Officer’s conclusion are as follows:  During the year ended December 31, 2005, we recognized revenue from customers based upon a face-to-face discussion with the customer, a signed contract, the direct receipt of credit card information or ACH data to facilitate collection.  We delivered our service  to the customer for a period of  thirty (30) days and we recognized revenue and created a receivable on billing.  At the time of the billing we had no way of knowing exactly which customers or how many customers would not pay us.  After a customer did not pay, we allowed the customer an additional thirty (30) days before discontinuing their service and writing-off their receivable.

In a regulatory review of our annual report for the period ended December 31, 2005, the SEC took issue with our revenue recognition policy.  The SEC noted that we would record bad debt expense shortly after billing upon learning that payments had been rejected by credit card companies or banks for insufficient funds.  This policy resulted in recording revenue for the gross amounts billed to a customer despite knowing in a short time period that the amount recorded was not collectible.  The SEC also stated that because we did not perform any evaluation of collectibility beyond ensuring that a signed agreement and valid credit card existed, that we could not conclude that collection was reasonably assured upon billing.

The SEC indicated that absent any additional evaluation procedures, approval from the financial institutions or a subsequent cash receipt appeared to have been our first and only verifiable evidence suggesting that collection was reasonably assured.  The SEC took that position that even if additional procedures had been performed in support of collectibility, that it was inappropriate under GAAP accounting principles that we recognized revenue upon billing given the short time period between billing and rejection and the frequency in which these fees were not collected.  Based on these factors, the SEC requested that we restate our financials for the year ended December 31, 2005 and December 31, 2006.

We initially disagreed with the SEC’s position that a restatement was necessary because the restatement for 2005 would not change our net loss or net loss per share, but the SEC rejected this argument because of the magnitude of the changes in revenues and expenses for the restated financials.  Accordingly, our Chief Financial Officer discussed the matters disclosed in this current report with our board of directors and our independent registered public accounting firm, Chisholm, Bierwolf and Nilson, LLC.  On August 21, 2007, our board of directors determined that it would be in the best interests of the company to accept the SEC’s position and restate our financial statements.  We intend to file an amendment to our annual reports on Form 10-KSB for the years ended December 31, 2005 and 2006.  We will also file amendments to our quarterly reports for the three and six month periods ended March 31, 2007 and June 30, 2007 to restate the 2006 comparable periods.  However, the financial statements for the three and six month periods ended March 31, 2007 and June 30, 2007, will not require a restatement and can be relied upon. Management anticipates that these amendments will be filed within the next thirty (30) days.

SIGNATURES

Pursuant to the requirements of the Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 23, 2007	Pacific WebWorks, Inc. /s/ Kenneth W. Bell Kenneth W. Bell Chief Financial Officer